Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

PEARL SECOND MERGER SUB LLC

This Limited Liability Company Agreement (this “Agreement”) of Pearl Second Merger Sub LLC (the “Company”) is entered into by Pioneer Natural Resources Company, as the sole member (the “Member”), as of this 16th day of October, 2020.

The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.    Name. The name of the limited liability company formed hereby is Pearl Second Merger Sub LLC.

2.    Formation of Company; Filing of Certificate. The Company was formed on October 16, 2020 upon the execution and filing of the Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of State of the State of Delaware by Imole Ogowewo, as an “authorized person” within the meaning of the Act. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” within the meaning of the Act.

3.    Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4.    Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act and all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 3.

5.    Principal Business Office. The principal business office of the Company shall be located at 777 Hidden Ridge, Irving, Texas 75038, or at such other location as may hereafter be determined by the Member.

6.    Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

7.    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

8.    Member. The name and the mailing address of the Member are as follows:

Name	Address
Pioneer Natural Resources Company	777 Hidden Ridge Irving, Texas 75038

9.    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.    Capital Contributions. The Member has made contributions to the capital of the Company (if any) as set forth in the books and records of the Company.

11.    Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may voluntarily make additional capital contributions to the Company at any time.

12.    Allocation of Profits and Losses. For so long as the Member is the sole member of the Company, the Company’s profits and losses shall be allocated solely to the Member.

13.    Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14.    Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, (i) the Member is authorized to execute and deliver any document on behalf of the Company and to cause the Company to perform its obligations thereunder without any vote or consent of any other person, and any such document executed by the Member on behalf of the Company shall be deemed to be duly authorized for all purposes and (ii) the Member has the authority to bind the Company.

15.    Waiver of Fiduciary Duties. This Agreement is not intended to, and does not, create or impose any implied duty (including, without limitation, any fiduciary duty and, for purposes of clarity, any prohibition on usurping opportunities of the Company) otherwise existing at law or in equity on the Member or any affiliate, officer, director, employee or agent of the Member (each of the foregoing, a “Responsible Party”). To the fullest extent permitted by applicable law, and notwithstanding any duty otherwise existing at law or in equity, each of the Company, the Member and any other person or entity that is a party to or is otherwise bound by this Agreement (including, without limitation, (a) the Company in its capacity as a debtor or debtor in possession in a bankruptcy case commenced under 11 U.S.C. (a “Bankruptcy Case”), (b) any successor to the Company in a Bankruptcy Case or otherwise, including, without limitation, a trustee, a litigation trust or estate representative, including, without limitation, a representative under 11 U.S.C. Section 1123(b), and (c) any creditor or committee of creditors or equity holders seeking or obtaining standing to assert claims of the estate in a Bankruptcy Case) (each of the foregoing, a “Bound Party”) hereby expressly waives all duties (including, without limitation, any fiduciary duty) and, for purposes of clarity, any prohibition on usurping opportunities of the Company, that absent such waiver, may be implied at law or in equity or otherwise owed to a Bound Party, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Responsible Parties are only as expressly set forth in this Agreement; provided that a Responsible Party shall act in good faith and in a manner that it subjectively believes is in or not opposed to the best interests of the Company.

16.    Other Business Opportunities. Any Responsible Party may engage in or possess an interest in other business opportunities or ventures (unconnected with the Company) of every kind and description, independently or with others, including, without limitation, businesses that may compete with the Company and/or any Bound Party. No Responsible Party shall be required to present any such business opportunity or venture to any Bound Party, even if the opportunity is of the character that, if presented to any of such persons or entities, could be taken by them. No Bound Party shall have any rights in or to such business opportunities or ventures or the income or profits derived therefrom by virtue of this Agreement, notwithstanding any duty otherwise existing at law or in equity. The provisions of this Section shall apply to the Responsible Parties solely in their capacity as such and shall not be deemed to modify any contract or arrangement, including, without limitation, any noncompete provisions, otherwise agreed to by the Company and such Responsible Party.

17.    Exculpation and Indemnification.

(a)    To the fullest extent permitted by applicable law, neither the Member nor any current or former affiliate, stockholder, equityholder, officer, director, employee or agent of the Company or the Member (including the executors, heirs, assigns, successors or other legal representatives of any such persons) (collectively, the “Covered Persons”) shall be liable to a Bound Party for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Covered Person engaged in fraud or intentional malfeasance.

(b)    To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Covered Person engaged in fraud or intentional malfeasance; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and the Member shall not have any personal liability on account thereof.

(c)    To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section.

(d)    A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by the person or entity as to matters the Covered Person reasonably believes are within such other person or entity’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)    The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace and eliminate, as applicable, such other duties and liabilities of such Covered Person.

(f)    Notwithstanding the foregoing provisions of this Section, the Company shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Member; provided, however, that a Covered Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Covered Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section to the extent the Covered Person is successful on the merits in such proceeding (or part thereof).

(g)    The foregoing provisions of this Section shall survive any termination of this Agreement.

(h)    No amendment, modification or repeal of this Section shall have the effect of limiting or denying any rights under this Section with respect to actions taken or omitted to be taken or proceedings arising prior to any amendment, modification or repeal.

18.    Transfers; Assignments. The Member may at any time transfer or assign in whole or in part its limited liability company interest in the Company. If the Member transfers or assigns any of its interest in the Company pursuant to this Section, the transferee or assignee shall be admitted to the Company, subject to Section 21, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers or assigns all of its interest in the Company pursuant to this Section, such admission shall be deemed effective immediately prior to the transfer or assignment, and, immediately following such admission, the transferor or assignor Member shall cease to be a member of the Company.

19.    Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 21, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

20.    Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member and upon such terms (including with respect to participation in the management, profits, losses and distributions of the Company) as may be determined by the Member and the additional persons or entities to be admitted.

21.    Dissolution.

(a)    The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member, (ii) any time there are no members of the Company, unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)    In the event of dissolution, the Company shall conduct only such activities as are necessary or advisable to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22.    Benefits of Agreement; No Third-Party Rights. The provisions of this Agreement are intended solely to benefit the Member and the Responsible Parties and Covered Persons and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (other than Covered Persons) (and no such creditor shall be a third-party beneficiary of this Agreement), and each Responsible Party shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

23.    Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24.    Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26.    Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, executed and delivered by the Member.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Limited Liability Company Agreement of Pearl Second Merger Sub LLC]